Exhibit 99.1

SandRidge Permian Trust Announces Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas April 24, 2014 — SANDRIDGE PERMIAN TRUST (NYSE: PER) today announced a quarterly distribution for the three-month period ended March 31, 2014 (which primarily relates to production attributable to the Trust’s interests from December 1, 2013 through February 28, 2014) of $29.9 million, or $0.608 per Common Unit and $0.452 per Subordinated Unit. The Trust makes distributions on a quarterly basis approximately 60 days after the end of each quarter.  The distribution is expected to occur on or before May 30, 2014 to holders of record as of the close of business on May 15, 2014.

During the three-month production period ended February 28, 2014, total sales volumes were lower than initial Trust estimates and lower than the previous period. During the period, intervals of reduced production due to severe winter weather conditions negatively impacted the Trust’s results. The lower oil production resulted in quarterly income available for distribution of $0.569 per unit, which is below the subordination threshold. As a result, the distribution per common unit is the subordination threshold of $0.608 for the period.

The Trust owns royalty interests in oil and natural gas properties in the Central Basin Platform of the Permian Basin in Andrews County, Texas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas liquids (“NGLs”) and natural gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units will be entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge Energy, Inc. (“SandRidge”). If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter. The Trust’s quarterly income available for distribution to all Trust units was $0.569 per unit, which was below the Subordination Threshold for the Common Units of $0.608 per unit for the quarter. As a result, the distribution to the Subordinated Units was decreased to $0.452 per unit in order to permit a distribution per Common Unit equal to the Subordination Threshold for the quarter.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	319
NGLs (MBbl)	29
Natural Gas (MMcf)	96
Combined (MBoe)	364
Average Price
Oil (per Bbl)	$92.80
NGLs (per Bbl)	$35.62
Natural Gas (per Mcf)	$3.42
Average Price - including impact of derivative settlements and post-production expenses
Oil (per Bbl)	$97.34
NGLs (per Bbl)	$35.62
Natural gas (per Mcf)	$3.16
Revenues
Royalty income	$30,993
Derivative settlements	1,447
Expenses	2,569

Distributable income available to unitholders	$29,871

Distributable income per Common Unit (39,375,000 units issued and outstanding)	$0.608
Distributable income per Subordinated Unit (13,125,000 units issued and outstanding)	$0.452

In addition to wells that were producing at the effective date of the assignment of the royalty interests to the Trust, SandRidge, pursuant to a development agreement with the Trust, is obligated to drill, or cause to be drilled, the equivalent of 888 development wells, determined by reference to SandRidge’s net revenue interest in a well, in an area of mutual interest by March 31, 2016.

To date, equivalent development wells producing, or drilled and perforated for completion, during production periods upon which distributions are based are as follows:

As of	Equivalent Producing Development Wells	Additional Drilled Development Wells*	Total Development Wells
8/31/2011	85.2	20.7	105.9
11/30/2011	159.7	18.8	178.5
2/29/2012	219.3	16.2	235.5
5/31/2012	300.9	18.3	319.2
8/31/2012	381.5	20.2	401.7
11/30/2012	424.5	29.5	454.0
2/28/2013	484.1	24.2	508.3
5/31/2013	542.8	20.5	563.3
8/31/2013	593.5	24.5	618.0
11/30/2013	647.0	21.9	668.9
2/28/2014	695.7	25.3	721.0

*Equivalent development wells that are not producing at the ‘As of’ date but have been drilled and perforated for completion.

At the end of the fourth full calendar quarter following SandRidge’s satisfaction of its drilling obligation with respect to the development wells, the Subordinated Units will automatically convert into Common Units, distributions made to Common Units in respect of subsequent periods will no longer have the protection of the Subordination Threshold, and all Trust unitholders will share on a pro rata basis in the Trust’s distributions.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Permian Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:                                SandRidge Permian Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6531

919 Congress Avenue, Austin, TX 78701